Exhibit 10.12
REIMBURSEMENT AGREEMENT
     This REIMBURSEMENT AGREEMENT (this “Agreement”) is made and entered into on October 13, 2006 (the “Effective Date”), between The Shaw Group Inc., a Louisiana corporation (“Shaw”), and Toshiba Corporation, a Japanese corporation (“Toshiba”). Shaw and Toshiba are also referred to herein together as the “Parties” and individually as a “Party”.
RECITALS
     A. On the terms and subject to the conditions set forth in the Investment Agreement, dated as of October 4, 2006, among Toshiba, Nuclear Energy Holdings, L.L.C., a Delaware limited liability company (“NEH”), Toshiba Nuclear Energy Holdings (US) Inc., a Delaware corporation (“US Holdco”), and Shaw, NEH has directly agreed to acquire 800 shares of Class A Stock of US Holdco for a consideration of $800,000,000 and representing, as of the Closing Date (as defined in such Investment Agreement), twenty percent (20.0%) of the outstanding capital stock thereof (collectively, the “US Shares”). On the terms and subject to the conditions set forth in the Investment Agreement, dated as of October 4, 2006, among Toshiba, NEH, Toshiba Nuclear Energy Holdings (UK) Limited, a company incorporated in England (“UK Holdco” and, together with US Holdco, the “Holdcos”), and Shaw, NEH has directly agreed to acquire 280 Class A Shares in the capital of UK Holdco for a consideration of $280,000,000 and representing, as of the Closing Date (as defined in such Investment Agreement), twenty percent (20.0%) of the outstanding capital stock thereof (collectively, the “UK Shares”; and, together with the US Shares, the “Shares”).
     B. On even date herewith, Toshiba and NEH have entered into two Put Option Agreements (the “Put Option Agreements”) pursuant to which Toshiba provides to NEH put options with respect to the Shares, on the terms and conditions set forth therein.
     C. As a condition to Toshiba entering into the Put Option Agreements, Toshiba has requested that Shaw, and Shaw has agreed to, reimburse Toshiba for certain amounts paid by Toshiba in connection with stamp or transfer taxes, tax withholdings or deduction in connection with any exercise by NEH of the put rights under the Put Option Agreements on the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, the Parties, in consideration of the premises and the terms, covenants and conditions set forth below, hereby agree as follows:
AGREEMENT
1. DEFINITIONS; INTERPRETATION.
     1.1 Terms Not Defined in this Agreement. Term used but not otherwise defined herein shall have the meanings given to such terms in the Put Option Agreement.
     1.2 Interpretation.

     (a) Certain Terms. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limited and means “including without limitation.”
     (b) Section References; Titles and Subtitles. Unless otherwise noted, all references to Sections herein are to Sections of this Agreement. The titles, captions and headings of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
2. REIMBURSEMENT OBLIGATION.
     2.1 Reimbursement by Shaw. (a) If and to the extent that, (i) in connection with the transfer of Shares pursuant to the Put Option Agreements, Toshiba or its subsidiaries are required to pay any stamp duty, stamp duty reserve tax, transfer tax or other similar tax or duty (“Transfer Taxes”) or (ii) in accordance with Section 3.2 either of the Put Option Agreement, Toshiba (or its permitted designee under a Put Option Agreement) (A) is required under applicable law to withhold or deduct from the Put Price any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within Japan or any authority therein or thereof having power to tax (“Taxes”) and (B) pays to NEH any additional amounts as will result in the receipt by NEH of such amounts as would have been received by NEH had no withholding or deduction been required (“Tax Gross-Up Amounts”), Shaw shall reimburse Toshiba for (x) all such Tax Gross-Up Amounts, (y) all such Transfer Taxes and (z) additional Taxes paid or payable by Toshiba in respect of the amounts reimbursed under the preceding clauses (x) and (y) (collectively, the “Put Loss Amounts”) within two Business Days after receipt from Toshiba of a written request for payment thereof (together with substantiating documentation).
     (b) In addition, Shaw agrees to pay on demand any and all costs, including reasonable legal fees and expenses, and other expenses incurred by Toshiba in enforcing Shaw’s payment obligations under this Section 2.1; provided that Shaw shall not be liable for any such costs and expenses if no payment under this Section 2.1 is due (such amounts, together with the Put Loss Amounts, the “Reimbursable Amounts”).
     2.2 Nature of Obligations. The obligations of Shaw hereunder are primary and unconditional, and Toshiba shall not be required to bring an action against NEH to enforce its rights against Shaw with respect to any Reimbursable Amounts. Until payment in full of Reimbursable Amounts, Shaw expressly waives, on behalf of itself and NEH, any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which Shaw or NEH may now or hereafter have against Toshiba arising from the existence or performance of this Agreement or any other agreement.
     2.3 Dividend. Upon receipt by Shaw of a written request for payment as contemplated by Section 2.1, Shaw shall cause NEH (subject to any restrictions in NEH’s financing documentation) to assign and pay over to Toshiba all Dividends that NEH receives after exercise of the Put Right up to an amount, when combined with any payments made by or on behalf of Shaw in respect of its obligations under Section 2.1, equal to the full amount of all Reimbursable Amounts (“Assigned Dividends”), and all such rights shall thereupon become vested in Toshiba, which shall have the sole and exclusive right and authority to receive and retain any such Assigned Dividends. In such event, Shaw shall cause NEH to promptly notify (or if NEH does not do so promptly, shall allow Toshiba to notify) the applicable HoldCo and instruct such HoldCo to pay any and all such Assigned Dividends directly to Toshiba free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by any Government Authority having power to tax, unless such withholding or deduction is required by law. All Assigned Dividends received by Shaw or its Subsidiaries contrary to the provisions of this Section 2.3 shall be held in trust for the benefit of Toshiba, shall be segregated from other property or funds of Shaw and such Subsidiaries and upon receipt shall be forthwith delivered to Toshiba in the same form as so received (with any necessary endorsement), free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by any Government Authority having power to tax, unless such withholding or deduction is required by law. For the purposes of this Section 2.3, the term “Dividends” shall mean any dividends, interest, cash, instruments and other property distributed from time to time by the applicable HoldCo in respect of the Shares or any shares, interests or other securities issued or distributed by the applicable HoldCo with respect thereto.
3. RANKING, PAYMENTS AND SET-OFF.
     3.1 Ranking. The payment obligations of Shaw under this Agreement shall, save for such exceptions as may be provided in applicable bankruptcy Law, at all times rank pari passu with all of Shaw’s other present and future unsecured and unsubordinated obligations.
     3.2 Withholding. All payments made by or on behalf of Shaw under this Agreement shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by any Government Authority having power to tax, unless such withholding or deduction is required by law, in which event Shaw shall pay such additional amounts as will result in receipt by Toshiba of the full amount of Reimbursable Amounts it would have received had no such withholding or deduction been required.
     3.3 Set-off. Toshiba shall be absolutely entitled to receive all amounts payable in respect of this Agreement, and Shaw hereby waives, on behalf of itself and NEH, as against Toshiba, all rights of set-off or counterclaim that would or might otherwise be available to Shaw or NEH.
4. REPRESENTATIONS AND WARRANTIES.
     4.1 Toshiba. Toshiba represents and warrants to Shaw, as of the Effective Date, that:
     (a) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder to be carried out by it have been duly authorized by all necessary corporate action on the part of Toshiba. This Agreement, and all agreements and documents executed and delivered pursuant to this Agreement, constitute valid and binding obligations of Toshiba, enforceable against Toshiba in accordance with its terms, subject to applicable bankruptcy Laws and other laws or equitable principles of general application affecting the rights of creditors generally.
     (b) No Conflicts. Neither the execution or delivery of this Agreement by Toshiba nor the fulfillment or compliance by Toshiba with any of the terms hereof shall, with or without the giving of notice and/or the passage of time, (i) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, (A) the organizational or charter documents of Toshiba or (B) any contract or any judgment, decree or order to which Toshiba is subject or by which it is bound, or (ii) require any consent, license, permit, authorization, approval or other action by any Person or Government Authority which has not yet been obtained or received. The execution, delivery and performance of this Agreement by Toshiba and compliance with the provisions hereof by Toshiba shall not violate any provision of any Law to which Toshiba is subject or by which it is bound.
     (c) No Actions. There are no lawsuits, actions (or to the best knowledge of Toshiba, investigations), claims or demands or other proceedings pending or, to the best of the knowledge of Toshiba, threatened against Toshiba or any of its Subsidiaries which, if resolved in a manner adverse to Toshiba or such Subsidiaries, would adversely affect the right or ability of Toshiba to carry out its obligations set forth in this Agreement.
     4.2 Shaw. Shaw represents and warrants to Toshiba, as of the Effective Date, that:
     (a) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder to be carried out by it have been duly authorized by all necessary corporate action on the part of Shaw. This Agreement, and all agreements and documents executed and delivered pursuant to this Agreement, constitute valid and binding obligations of Shaw, enforceable against Shaw in accordance with its terms, subject to applicable bankruptcy Laws and other laws or equitable principles of general application affecting the rights of creditors generally.
     (b) No Conflicts. Neither the execution or delivery of this Agreement by Shaw nor the fulfillment or compliance by Shaw with any of the terms hereof shall, with or without the giving of notice and/or the passage of time, (i) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, (A) the organizational or charter documents of Shaw or (B) any contract or any judgment, decree or order to which Shaw is subject or by which it is bound, or (ii) require any consent, license, permit, authorization, approval or other action by any Person or Government Authority which has not yet been obtained or received. The execution, delivery and performance of this Agreement by Shaw and compliance with the provisions hereof by Shaw shall not violate any provision of any Law to which Shaw is subject or by which it is bound.
     (c) No Actions. There are no lawsuits, actions (or to the best knowledge of Shaw, investigations), claims or demands or other proceedings pending or, to the best of the knowledge of Shaw, threatened against Shaw or any of its Subsidiaries which, if resolved in a manner adverse to Shaw or such Subsidiaries, would adversely affect the right or ability of Shaw to carry out its obligations set forth in this Agreement.

5. MISCELLANEOUS.
     5.1 Governing Law. This Agreement, as to which time is of the essence, shall be construed according to, and the rights of the Parties shall be governed by, the laws of the State of New York. In the event of any dispute between the Parties arising out of or in connection with this Agreement, the Parties shall use good faith efforts to resolve such dispute amicably. If the Parties cannot resolve such dispute amicably after a period of 60 days, such dispute shall be finally settled by arbitration in London, England, conducted in English and in accordance with the Rules of Arbitration of the International Chamber of Commerce by three arbitrators. One arbitrator shall be appointed by Toshiba, one arbitrator shall be appointed by Shaw and the third arbitrator, who shall serve as the Chair of the tribunal, shall be selected by the first two. If the third arbitrator is not chosen and nominated to the ICC for appointment within 30 days of the date of confirmation by the ICC of the later of the two party-appointed arbitrators to be confirmed, he shall be chosen by the ICC. Any award rendered thereby shall be final and binding on the Parties, and fully enforceable in a court of law. The award may include an award of costs, including reasonable attorneys fees and disbursements.
     5.2 Successors and Assigns. The rights and obligations of neither Party hereunder may be assigned or delegated without the prior written consent of the other Party. Any purported assignment or delegation in violation of this Section 5.2 shall be void ab initio and have no force or effect. The provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties.
     5.3 Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement between the Parties with regard to the subject matter hereof. Any term of this Agreement may be amended only with the written consent of each Party.
     5.4 Notices and Other Communications. Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and in English and shall be provided by one or more of the following means and shall be deemed to have been duly given (a) if delivered personally, when received, (b) if transmitted by facsimile, on the date of transmission with receipt of a transmittal confirmation, or (c) if by a nationally or internationally recognized courier service, on the third (3rd) day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service. All such notices, requests, demands and other communications shall be addressed as follows:
To Shaw at:
The Shaw Group Inc.
4171 Essen Lane
Baton Rouge, Louisiana 70809
Attention: Gary Graphia, Secretary and General Counsel
Facsimile No.: + 1-225-925-9146
Email: gary.graphia@shawgrp.com

with a copy, which shall not constitute notice, to:
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2300
Houston, TX 77002
Attention: Clifton S. Rankin, Partner
Facsimile No.: + 1-713-615-5162
To Toshiba at:
Toshiba Corporation
Toshiba Building 31B
1-1-1, Shibaura, Minato-ku, Tokyo 105-8001, Japan
Attention: General Manager Legal Affairs Department, Power Systems
and Services Company
Facsimile No.: + 81-3-5444-9183
with a copy, which shall not constitute notice, to:
Skadden, Arps, Slate, Meagher & Flom LLP
Izumi Garden Tower 21st Floor
1-6-1 Roppongi Minato-ku, Tokyo, 106-6021, Japan
Attention: Mitsuhiro Kamiya, Partner
Facsimile No.: + 81-3-3568-2626
or to such other address or facsimile number as a Party may have specified to the other Party in writing delivered in accordance with this Section 5.4.
     5.5 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Person hereunder, upon any breach or default under this Agreement, shall impair any such right, power or remedy nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Person hereunder of any breach or default under this Agreement, or any waiver on the part of any Person of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing and signed by the waiving or consenting Person.
     5.6 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties’ intent in entering into this Agreement.
     5.7 Further Assurances. The Parties shall perform such acts, execute and deliver such instruments and documents and do all other such things as may be reasonably necessary to effect the transactions contemplated hereby.
     5.8 Costs and Expenses. The Parties shall each bear their own legal and other costs and out-of-pocket expenses arising out of the negotiation, preparation and execution of this Agreement.
     5.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party.
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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

THE SHAW GROUP INC.		TOSHIBA CORPORATION

By:		By:
	Name: J.M Bernhard, Jr.		Masao Niwano
	Title: Chairman of the Board and		Director, Corporate Senior Executive
	Chief Executive Officer		Vice President